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Exhibit 16.1

Arthur Andersen LLP 45 South Seventh Street Minneapolis, MN 55402-2800 Tel 612-332-1111 www.andersen.com

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 31, 2002

Dear Sir/Madam:

        We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 31, 2002 of LodgeNet Entertainment Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:

Mr. Gary Ritondaro, Senior Vice President and Chief Financial Officer
LodgeNet Entertainment Corporation

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  Exhibit 16.1